Exhibit 99.1

Willis North America Prices $600 Million Senior Notes Offering

NEW YORK--(BUSINESS WIRE)--March 23, 2007--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, announced today that its subsidiary, Willis North America Inc., priced $600 million Senior Notes at 6.20 percent due 2017.

The Company intends to apply the net proceeds of the offering for general corporate purposes including repayment of outstanding borrowings under its revolving credit facility and repurchase of common stock pursuant to its stock repurchase program.

Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for the offering. When available, copies of the prospectus supplement and prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013; J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017; or Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014. These documents will also be filed with the Securities and Exchange Commission ("SEC") and will be available at the SEC's website at http://www.sec.gov.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Including our Associates, we have over 300 offices in some 100 countries, with a global team of approximately 16,000 employees serving clients in some 190 countries. Additional information on Willis may be found on its web site www.willis.com.

This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results are contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Willis Group Holdings Limited
Investors:
Kerry K. Calaiaro, 212-837-0880
kerry.calaiaro@willis.com
Or
Media:
Valerie Di Maria, 212-820-7475
valerie.dimaria@willis.com